Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

PolyOne Announces Third Quarter 2010 Results

•	Revenues increase 24% versus third quarter 2009
•	Reports earnings per share of $0.01; $0.28 excluding special items and one-time tax adjustments
•	Balance sheet further strengthened with refinancing of senior notes
•	Record operating income from the combined three strategic platforms

CLEVELAND –November 4, 2010 – PolyOne Corporation (NYSE: POL) today reported revenues of $680.8 million for the third quarter of 2010, a 24% increase compared to revenues of $548.3 million in the third quarter of 2009.  Consolidated revenue growth was driven by a 15% increase in volume and higher selling prices principally associated with raw material cost increases.

Earnings per share totaled $0.01 in the third quarter of 2010, compared to $0.51 per diluted share in the third quarter of 2009.  As a result of revenue expansion and improved operating margins, earnings per share excluding special items and one-time tax adjustments increased to $0.28 per diluted share for the third quarter of 2010 compared with $0.13 per diluted share recorded in the third quarter of 2009.

“I am pleased with our third quarter results as each of our three strategic platforms achieved new performance records,” said Stephen D. Newlin, chairman, president and chief executive officer.  “Both the Specialty Platform and PolyOne Distribution achieved record levels of quarterly operating income while operating margins in Performance Products and Solutions reached a new quarterly return on sales record of 9.0%.”

“We feel confident about our future, and for the first time in nearly two years, we hired incremental resources during the third quarter,” added Newlin.  “We added over 100 full-time employees primarily in sales, marketing and technical research and development positions.  With an addressable market of over $30 billion, we have a lot of room to grow, and our new associates will help us drive new business gains, accelerate innovation and drive greater efficiencies from lean six sigma.”

“The successful refinancing of our long-term debt and the credit ratings upgrade received from Standard and Poor’s in September speak to the improved earnings profile and balance sheet strength of PolyOne,” Robert M. Patterson, senior vice president and chief financial officer.  “With $308 million of cash, liquidity of $447 million and limited debt maturities between now and 2020, we have ample cash to support our operating needs and fund acquisitions which we view as the primary uses of cash for now.”

“Our M&A focus is on specialty bolt-on acquisitions that would add technology, expand our geographic presence and/or our exposure to attractive end markets,” added Patterson.  “In October, we acquired our first company in Brazil, a specialty color business called Polimaster.  Although it is small, with $4 million in sales, Polimaster gives us a starting presence in Brazil in attractive end markets, such as consumer and healthcare.”

Special items in the third quarter of 2010 totaling $0.23 per share included a $29.4 million pre-tax charge associated with early retirement of debt, as PolyOne repurchased $256 million aggregate principal amount of 8.875% Senior Notes scheduled to mature in 2012 during the quarter pursuant to a tender offer.  The early retirement of debt was funded by the issuance of $360 million aggregate principal amount of Senior Notes due 2020, with a coupon of 7.375%.

Special items in the third quarter of 2009 included reimbursement of previously incurred environmental costs and curtailment gains associated with the elimination of certain post-retirement benefits.  In addition to the above-mentioned special items the third quarters of 2010 and 2009 also included costs of environmental remediation and previously announced restructuring actions.  Additionally, tax adjustments recorded in both periods were principally related to changes in deferred tax asset valuation.

The table below provides a comparison of third quarter 2010 results versus the third quarter of 2009, showing the impact of the above-mentioned matters:

	Q3 2010	EPS	Q3 2009	EPS
Net Income	$1.0	$0.01	$48.3	$0.51

Special items, after tax	21.8	0.23	(17.7)	(0.19)
Tax adjustments	4.5	0.04	(18.0)	(0.19)

	$27.3	$0.28	$12.6	$0.13

“For the first time this year, equity earnings from our SunBelt joint venture increased versus the prior-year quarter,” said Patterson.  “While we are encouraged to see ECU pricing recover from its bottom earlier in the year, much of SunBelt’s year over year gain was due to a 34% increase in volume as SunBelt’s largest customer purchased chlorine ahead of their plant shutdown scheduled for the fourth quarter.”

Patterson added, “SunBelt has an annual take-or-pay contract with this customer, and we expect they will limit purchases during the fourth quarter to offset that taken during the third quarter.  As a result, we anticipate SunBelt earnings will decline sequentially by approximately $6 million versus the third quarter, but will return to normalized levels during the first quarter of 2011.”

Commenting on seasonality in the company’s businesses, Newlin said, “As we expected, and versus the second quarter of 2010, we saw a decline in third quarter sales from our Performance Products and Solutions and Distribution segments due to normal seasonality.  We expect seasonality will have a greater effect on business activity during the fourth quarter, impacting all segments.  Seasonality, combined with the sequential SunBelt earnings decline, will likely reduce fourth quarter sales approximately 10% and EPS before special items and adjustments approximately 50% when compared to the third quarter.”  Newlin continued, “That being said, this represents greater than 20% expansion of EPS before special items and adjustments over the prior year fourth quarter.”

Newlin added, “As we look beyond 2010, we expect to achieve double-digit growth in full year EPS in 2011 and achieve new operating income or profitability records in each of our three platforms.”

Third Quarter 2010 Conference Call
PolyOne will host a conference call at 9 a.m. Eastern Time on Thursday, November 4, 2010. The conference dial-in number is 866-543-6403 (domestic) or 617-213-8896 (international), pass code 61301589, conference topic: Third Quarter 2010 PolyOne Earnings Conference Call. The call will be available for replay until November 11, 2010 on the Company’s Web site at www.polyone.com/investor or by phone at 888-286-8010 (domestic) or 617-801-6888 (international). The pass code for the replay is 63292374.

# # #

About PolyOne
PolyOne Corporation, with 2009 revenues of $2.1 billion, is a premier provider of specialized polymer materials, services and solutions.  Headquartered outside of Cleveland, Ohio USA, PolyOne has operations around the world.  For additional information on PolyOne, visit our Web site at www.polyone.com.

To access PolyOne’s news library online, please visit www.polyone.com/news

Investor Relations Contact:
Joseph P. Kelley
Vice President Planning & Investor Relations
PolyOne Corporation
+1 440-930-3502
joseph.kelley@polyone.com

Media Contact:
Amanda Marko
Director, Corporate Communications
PolyOne Corporation
+1 440-930-3162
amanda.marko@polyone.com

Forward-looking Statements

In this press release, statements that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance.  They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.  They use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial condition, performance and/or sales.  Factors that could cause actual results to differ materially from those implied by these forward-looking statements include, but are not limited to: disruptions, uncertainty or volatility in the credit markets that could adversely impact the availability of credit already arranged and the availability and cost of credit in the future; the financial condition of our customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the speed and extent of an economic recovery, including the recovery of the housing and chlor-alkali markets; our ability to achieve new business gains; the effect on foreign operations of currency fluctuations, tariffs, and other political, economic and regulatory risks; changes in polymer consumption growth rates in the markets where we conduct business; changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online; fluctuations in raw material prices, quality and supply and in energy prices and supply; production outages or material costs associated with scheduled or unscheduled maintenance programs; unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters; an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to working capital reductions, cost reductions, employee productivity goals and our new global organization structure; an inability to raise or sustain prices for products or services; an inability to maintain appropriate relations with unions and employees; the inability to achieve expected results from our acquisition activities; and other factors affecting our business beyond our control, including, without limitation, changes in the general economy, changes in interest rates and changes in the rate of inflation.  The above list of factors is not exhaustive.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K that we provide to the Securities and Exchange Commission.

# # #

Attachment 1
Supplemental Information

Summary of Consolidated Operating Results (Unaudited)
Third Quarter 2010
 (In millions, except per share data)

Operating results:	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	Adjusted 2009	2010	Adjusted 2009

Sales	$680.8	$548.3	$2,004.1	$1,508.2

Operating income	44.6	54.9	137.2	57.7

Net income	1.0	48.3	65.1	28.7

Basic earnings per share	$0.01	$0.52	$0.70	$0.31

Diluted earnings per share	$0.01	$0.51	$0.68	$0.31

Total basic and diluted per share impact of special items (1)	$(0.23)	$0.19	$(0.18)	$0.04

Special items (1):	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Cost of sales
Employee separation and plant phaseout costs	$(0.8)	$(10.5)	$(1.1)	$(23.2)
Reimbursement of previously incurred environmental costs	–	23.9	14.4	23.9
Environmental remediation costs	(3.9)	(5.4)	(10.2)	(8.3)
Impact on cost of sales	(4.7)	8.0	3.1	(7.6)

Selling and administrative
Employee separation and plant phaseout costs	(0.5)	(1.6)	(0.8)	(2.0)
Legal	(0.3)	–	(0.6)	(0.2)
Curtailment gain	–	21.1	–	21.1
Impact on selling and administrative	(0.8)	19.5	(1.4)	18.9

Adjustment to impairment of goodwill	–	–	–	(5.0)

Impact on operating income	(5.5)	27.5	1.7	6.3

Debt extinguishment costs	(29.4)	–	(29.4)	–
Gain on sale of investment in O’Sullivan	–	–	0.4	–

Impact on income before income taxes	(34.9)	27.5	(27.3)	6.3

Income tax benefit (expense) on special items	13.1	(9.8)	10.2	(2.2)
Impact of special items on net income	$(21.8)	$17.7	$(17.1)	$4.1
Basic and diluted impact per common share	$(0.23)	$0.19	$(0.18)	$0.04

Weighted average shares used to compute earnings per share:
Basic	93.1	92.4	92.8	92.4
Diluted	96.3	93.9	95.7	93.0

(1) Special items is a non-GAAP financial measure. Special items include charges related to specific strategic initiatives or financial restructurings such as: consolidation of operations; debt extinguishment costs; employee separation costs resulting from personnel reduction programs, plant phaseout costs, executive separation agreements; asset impairments; environmental remediation costs, fines or penalties for facilities no longer owned or closed in prior years; gains and losses on the divestiture of operating businesses, joint ventures and equity investments; gains and losses on facility or property sales or disposals; results of litigation, fines or penalties, where such litigation (or action relating to the fines or penalties) arose prior to the commencement of the performance period; and the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results or the effect of adverse determinations by regulatory agencies relating to accounting principles or treatment.

Attachment 2

PolyOne Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	Adjusted 2009	2010	Adjusted 2009
Sales	$680.8	$548.3	$2,004.1	$1,508.2

Cost of sales	569.6	442.3	1,662.7	1,270.5
Gross margin	111.2	106.0	341.4	237.7
Selling and administrative	77.1	56.3	224.0	203.6
Adjustment to impairment of goodwill	–	–	–	5.0
Income from equity affiliates	10.5	5.2	19.8	28.6
Operating income	44.6	54.9	137.2	57.7
Interest expense, net	(7.5)	(8.5)	(23.2)	(26.1)
Debt extinguishment costs	(29.4)	–	(29.4)	–
Other expense, net	(0.3)	(1.2)	(2.2)	(8.5)
Income before income taxes	7.4	45.2	82.4	23.1
Income tax (expense) benefit	(6.4)	3.1	(17.3)	5.6
Net income	$1.0	$48.3	$65.1	$28.7

Earnings per common share:
Basic earnings	$0.01	$0.52	$0.70	$0.31
Diluted earnings	$0.01	$0.51	$0.68	$0.31

Weighted-average shares used to compute earnings per share:
Basic	93.1	92.4	92.8	92.4
Diluted	96.3	93.9	95.7	93.0

Equity affiliates earnings recorded by PolyOne:
SunBelt	$9.7	$4.8	$17.6	$26.6
Other equity affiliates	0.8	0.4	2.2	2.0
Income from equity affiliates	$10.5	$5.2	$19.8	$28.6

Attachment 3

PolyOne Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	(Unaudited)	Adjusted
	September 30,	December 31,
	2010	2009

Assets
Current assets:
Cash and cash equivalents	$307.9	$222.7
Accounts receivable, net	349.4	274.4
Inventories	234.3	183.7
Other current assets	28.1	38.0
Total current assets	919.7	718.8
Property, net	368.1	392.4
Investment in equity affiliates and nonconsolidated subsidiary	12.4	5.8
Goodwill	163.7	163.5
Other intangible assets, net	68.7	71.7
Deferred income tax assets	6.5	8.1
Other non-current assets	75.9	55.7
Total assets	$1,615.0	$1,416.0

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$19.9	$19.9
Short-term debt	–	0.5
Accounts payable	310.2	238.3
Accrued expenses and other liabilities	135.4	117.0
Total current liabilities	465.5	375.7
Long-term debt	434.0	389.2
Postretirement benefits other than pensions	19.7	21.8
Pension benefits	162.0	173.0
Other non-current liabilities	110.7	98.6
Shareholders’ equity	423.1	357.7
Total liabilities and shareholders’ equity	$1,615.0	$1,416.0

Attachment 4

PolyOne Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	Adjusted 2009	2010	Adjusted 2009
Operating Activities
Net income	$1.0	$48.3	$65.1	$28.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13.7	15.8	41.5	49.8
Deferred income tax benefit	2.2	0.6	4.1	9.4
Debt extinguishment costs	27.7	–	27.7	–
Provision for doubtful accounts	(0.4)	1.5	2.0	3.0
Stock compensation expense	1.1	0.8	3.2	2.2
Adjustment to impairment of goodwill	–	–	–	5.0
Asset write-downs and impairment charges, net of gain on sale of assets	0.3	6.3	0.4	7.7
Companies carried at equity:
Income from equity affiliates	(10.5)	(5.2)	(19.8)	(28.6)
Dividends and distributions received	10.1	13.4	11.6	27.6
Change in assets and liabilities, net of acquisition:
Decrease (increase) in accounts receivable	22.2	(10.8)	(78.0)	(20.2)
(Increase) decrease in inventories	(2.8)	(5.8)	(51.8)	55.0
(Decrease) increase in accounts payable	(27.2)	23.1	73.1	97.8
Decrease in sale of accounts receivable	–	–	–	(14.2)
Increase (Decrease) in accrued expenses and other	3.8	(5.7)	3.3	(6.3)
Net cash provided by operating activities	41.2	82.3	82.4	216.9

Investing Activities
Capital expenditures	(8.0)	(3.7)	(18.9)	(15.9)
Proceeds from sale of equity affiliate and other assets	–	–	7.8	–
Net cash used by investing activities	(8.0)	(3.7)	(11.1)	(15.9)

Financing Activities
Change in short-term debt	(0.4)	(20.6)	(0.4)	(5.5)
Issuance of long-term debt, net of debt issuance cost	353.6	–	353.6	–
Repayment of long-term debt	(296.0)	–	(316.0)	–
Payment of debt extinguishment costs	(27.7)	–	(27.7)	–
Proceeds from exercise of stock options	2.3	–	3.9	–
Net cash provided (used) by financing activities	31.8	(20.6)	13.4	(5.5)

Effect of exchange rate changes on cash	1.8	0.7	0.5	1.2
Increase in cash and cash equivalents	66.8	58.7	85.2	196.7
Cash and cash equivalents at beginning of period	241.1	182.3	222.7	44.3
Cash and cash equivalents at end of period	$307.9	$241.0	$307.9	$241.0

Attachment 5

Business Segment and Platform Operations (Unaudited)
(In millions)

Operating income at the segment level does not include: special items as defined on attachment 1; corporate general and administration costs that are not allocated to segments; intersegment sales and profit eliminations; share-based compensation costs; and certain other items that are not included in the measure of segment profit and loss that is reported to and reviewed by the chief operating decision maker. These costs are included in Corporate and eliminations.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	Adjusted 2009	2010	Adjusted 2009

Sales:
Global Specialty Engineered Materials	$136.9	$107.3	$390.7	$290.1
Global Color, Additives and Inks	135.2	122.9	403.2	344.7
Specialty Platform	272.1	230.2	793.9	634.8
Performance Products and Solutions	198.2	180.9	600.4	510.0
PolyOne Distribution	238.4	163.1	695.7	435.1
Corporate and eliminations	(27.9)	(25.9)	(85.9)	(71.7)
Sales	$680.8	$548.3	$2,004.1	$1,508.2

Gross margin:
Global Specialty Engineered Materials	$31.3	$24.9	$91.9	$60.4
Global Color, Additives and Inks	31.6	30.1	94.9	76.3
Specialty Platform	62.9	55.0	186.8	136.7
Performance Products and Solutions	30.4	26.3	85.7	64.6
PolyOne Distribution	23.5	16.6	66.9	43.7
Corporate and eliminations	(5.6)	8.1	2.0	(7.3)
Gross margin	$111.2	$106.0	$341.4	$237.7

Selling and administrative:
Global Specialty Engineered Materials	$(17.2)	$(16.8)	$(53.6)	$(48.1)
Global Color, Additives and Inks	(22.4)	(21.2)	(66.6)	(60.8)
Specialty Platform	(39.6)	(38.0)	(120.2)	(108.9)
Performance Products and Solutions	(12.5)	(13.4)	(38.1)	(38.8)
PolyOne Distribution	(11.3)	(10.1)	(34.5)	(28.4)
SunBelt Joint Venture	(1.1)	(1.0)	(3.2)	(3.1)
Corporate and eliminations	(12.6)	6.2	(28.0)	(24.4)
Selling and administrative	$(77.1)	$(56.3)	$(224.0)	$(203.6)

Operating income:
Global Specialty Engineered Materials	$14.1	$8.1	$38.3	$12.3
Global Color, Additives and Inks	10.0	9.4	30.5	17.0
Specialty Platform	24.1	17.5	68.8	29.3
Performance Products and Solutions	17.9	12.8	47.6	26.3
PolyOne Distribution	12.2	6.5	32.4	15.3
SunBelt Joint Venture	8.6	3.8	14.4	23.5
Corporate and eliminations	(18.2)	14.3	(26.0)	(36.7)
Operating income	$44.6	$54.9	$137.2	$57.7

Specialty Platform consists of our two specialty businesses: Global Specialty Engineered Materials; and Global Color, Additives and Inks.  We present Specialty Platform sales, gross margin, selling and administration, and operating income because management believes that this is useful information to investors in highlighting our collective progress in advancing our specialization strategy.

Attachment 6

Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions, except per share data)

Senior management uses gross margin before special items and operating income before special items to assess performance and allocate resources because senior management believes that these measures are useful in understanding current profitability levels and that current levels may serve as a base for future performance. In addition, operating income before the effect of special items is a component of various PolyOne annual and long-term employee incentive plans and is used in debt covenant computations.  Senior management uses free cash flow to assess our ability to service our debt. Below is a reconciliation of non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP. See attachment 1 for a definition of special items.

Reconciliation to Consolidated Statements of Operations	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	Adjusted 2009	2010	Adjusted 2009
Sales	$680.8	$548.3	$2,004.1	$1,508.2

Gross margin before special items	$115.9	$98.0	$338.3	$245.3
Special items in gross margin	(4.7)	8.0	3.1	(7.6)
Gross margin	$111.2	$106.0	$341.4	$237.7

Gross margin before special items as a percent of sales	17.0%	17.9%	16.9%	16.3%

Operating income before special items	$50.1	$27.4	$135.5	$51.4
Special items in operating income	(5.5)	27.5	1.7	6.3
Operating income	$44.6	$54.9	$137.2	$57.7

Senior management uses comparisons of net income (loss) and basic and diluted earnings (loss) per share (EPS) before special items, tax gain and tax valuation allowance to assess performance and facilitate comparability of results with prior periods. Below is a reconciliation of these non-GAAP financial measures to their most directly comparable measure calculated and presented in accordance with GAAP.

Reconciliation to Consolidated Statements of Operations	Three Months Ended September 30, 2010		Adjusted Three Months Ended September 30, 2009
		$ EPS		$ EPS
Net income	$1.0	$0.01	$48.3	$0.51
Special items, after-tax (attachment 1)	21.8	0.23	(17.7)	(0.19)
Tax (a)	4.5	0.04	(18.0)	(0.19)
Non-recurring items, after tax	–	–	–	–
	$27.3	$0.28	$12.6	$0.13

Reconciliation to Consolidated Statements of Operations	Nine Months Ended September 30, 2010		Adjusted Nine Months Ended September 30, 2009
		$ EPS		$ EPS
Net income	$65.1	$0.68	$28.7	$0.31
Special items, after-tax (attachment 1)	17.1	0.18	(4.1)	(0.04)
Tax (a)	(10.1)	(0.10)	(12.3)	(0.14)
Non-recurring items, after tax	(4.5)	(0.05)	–	–
	$67.6	$0.71	$12.3	$0.13

(a)	Net tax (benefit) loss from one-time foreign and domestic income tax items and deferred income tax valuation allowance adjustments on deferred tax assets

Senior management uses free cash flow to assess our ability to service our debt. Below is a reconciliation of this non-GAAP financial measure to the most directly comparable measure calculated and presented in accordance with GAAP.

Reconciliation to Consolidated Statements of Cash Flows	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net cash provided by operating activities	$41.2	$82.3	$82.4	$216.9
Net cash used by investing activities	(8.0)	(3.7)	(11.1)	(15.9)
Decrease in sale of accounts receivable	–	–	–	14.2
Free cash flow	$33.2	$78.6	$71.3	$215.2

Senior management uses net debt as a measure of our financial position. Below is a reconciliation of this non-GAAP financial measure to the most directly comparable measure calculated and presented in accordance with GAAP.
	(Unaudited)	Adjusted
	September 30,	December 31,
Reconciliation to Condensed Consolidated Balance Sheets	2010	2009

Current portion of long-term debt	$19.9	$19.9
Long-term debt	434.0	389.2
SunBelt guarantee	48.8	48.8
Less cash and cash equivalents	(307.9)	(222.7)
Net debt	$194.8	$235.2